Exhibit 99.1

Contact:
SeaBright Insurance Holdings, Inc. 2101 4th Avenue Suite 1600 Seattle, WA 98121	SeaBright Insurance Holdings, Inc. Joseph S. De Vita Chief Financial Officer 206-269-8500 investor@sbic.com

SeaBright Insurance Holdings Reports Fourth Quarter and Fiscal Year 2006 Results

Q4 Revenue Increased 10.2% Year-Over-Year
Q4 Net Income Increased 39.4% Year-Over-Year

Seattle, WA – February 27, 2007 – SeaBright Insurance Holdings, Inc. (Nasdaq: SEAB) today announced results for the fourth quarter and fiscal year ended December 31, 2006.

For the fourth quarter of 2006, net income increased to $8.8 million or $0.42 per diluted share compared to net income of $6.3 million or $0.38 per diluted share for the same period in 2005. For the year ended December 31, 2006, net income was $33.2 million or $1.63 per diluted share compared to $18.3 million or $1.13 per diluted share in the same period in 2005.

Total revenue for the fourth quarter increased 10.2% to $58.1 million versus $52.7 million in the year-earlier period. For the fourth quarter 2006, net premiums earned increased 5.5% to $52.0 million compared to $49.3 million for the same period in 2005.

For the year ended December 31, 2006, total revenue increased 19.5% to $205.9 million compared to $172.3 million for the same period in 2005. For the year ended December 31, 2006, net premiums earned increased 16.8% to $185.6 million compared to $158.9 million for the comparable period in 2005. At December 31, 2006, we had 654 customers, which is an increase of 186 or 39.7% over year end 2005. At December 31, 2006, our customers’ average premium size was approximately $330,000 compared to approximately $390,000 at year end 2005.

Loss and loss adjustment expense for the fourth quarter 2006 was $29.5 million versus $31.4 million in the same period in 2005. The net loss ratio for the fourth quarter of 2006 was 55.8% compared to 62.7% in the same period of 2005. During the fourth quarter 2006, on a pre-tax basis, the Company recognized $6.5 million in favorable development of prior years’ loss reserve estimates, ($5.9 million for the 2005 accident year and $0.6 million for the 2004 accident year), to reflect a continuation of deflation trends in the paid loss data for recent accident years during the fourth quarter of 2006.

For the year ended December 31, 2006, loss and loss adjustment expense was $107.9 million versus $105.8 million in the same period in 2005. The net loss ratio was 57.0% for the year ended December 31, 2006 compared to 65.1% in the same period in 2005. For the year ended December 31, 2006, the Company recognized $20.4 million in favorable development of prior years’ loss reserve estimates, of which $14.6 million was related to the 2005 accident year with the remainder related to the 2004 accident year.

Total underwriting expenses for the fourth quarter 2006 were $12.7 million compared to $10.8 million in the prior year period. The net underwriting expense ratio for the fourth quarter was 24.3% compared to 21.8% in the same period in 2005. Total underwriting expenses for the year ended December 31, 2006 were $42.3 million compared to $33.9 million in the prior year period and the net underwriting expense ratio was 22.7% compared to 21.2% in the same period in 2005. The increase in the underwriting expense ratio over 2005 for both the three months and twelve months is a direct result of increased staffing costs and other production related expenses as we invest in the geographic expansion of our business. Compensation cost related to stock options and restricted stock increased by approximately $465,000 for the three months ended December 31, 2006 and approximately $1.5 million for the year then ended over amounts in the same periods of 2005, due in part to the adoption of SFAS No. 123R at the beginning of 2006.

The net combined ratio for the fourth quarter of 2006 was 80.1% compared to 84.5% for the same period in 2005. For the year ended December 31, 2006, the net combined ratio was 79.7% compared to 86.3% for the same period in 2005.

Net investment income for the fourth quarter of 2006 was $4.4 million compared to $2.6 million for the same period in 2005. For the year ended December 31, 2006 net investment income was $15.2 million compared to $7.8 million for the same period in 2005. The growth in investment income was due to $57.6 million in proceeds from the follow on offering in February 2006, $90.3 million in cash flow from operations and the improved interest rate environment in 2006.

Return on average equity for the year ended December 31, 2006 was 14.9% compared to 13.2% for the corresponding period in 2005.

John Pasqualetto, SeaBright’s Chairman, President and Chief Executive Officer, said, “Our fourth quarter results are satisfying and demonstrate the effectiveness of operational initiatives we implemented at mid-year. Both in this quarter and for 2006, the bottom line benefited from deflationary trends in losses, and good growth in premium and investment income. We continue to expand our writings geographically, reducing territorial concentration and better balancing our targeted customer base.”

About SeaBright Insurance Holdings, Inc.

SeaBright Insurance Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services. SeaBright Insurance Company provides workers’ compensation coverage to employers in selected regions nationwide. To learn more about SeaBright Insurance Company and SeaBright Insurance Holdings, Inc., visit our website at www.sbic.com.

Conference Call

The Company will host a conference call on Tuesday, February 27, 2007 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, President and CEO, Joseph S. De Vita, Senior Vice President and CFO, and Richard J. Gergasko, Executive Vice President - Operations. The conference call is available via webcast on the Company’s website and can be accessed by visiting http://investor.sbic.com. Once there, select “Investor Relations” from the menu at the top of the page, and proceed to “Webcasts and Presentations.” The dial-in number for the conference call is (800) 810-0924. Please call at least five minutes before the scheduled start time.

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Cautionary Statement

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2005 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 29, 2006, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

Set forth in the tables below are summary results of operations for the three months and year ended December 31, 2006 and 2005 as well as selected balance sheet data as of December 31, 2006 and 2005. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company’s 2006 annual report on Form 10-K. The Company currently expects to file its audited consolidated financial statements with the U.S. Securities and Exchange Commission as part of its 2006 annual report on Form 10-K in a timely fashion on or before March 16, 2007.

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2006	December 31, 2005
	(Unaudited)	(Audited)
	(in thousands)
ASSETS
Fixed income securities available for sale, at fair value	$399,119	$258,049
Equity securities available-for-sale, at fair value	813	3,054
Cash and cash equivalents	20,412	12,135
Accrued investment income	4,208	3,059
Premiums receivable, net of allowance	8,877	9,863
Deferred premiums	118,788	88,982
Federal income tax recoverable	1,263	62
Service income receivable	792	472
Reinsurance recoverables	13,675	14,375
Receivable under adverse development cover	2,781	3,352
Prepaid reinsurance	1,917	2,019
Property and equipment, net	1,241	870
Deferred income taxes, net	12,198	9,323
Deferred policy acquisition costs, net	15,433	10,299
Intangible assets, net	1,217	1,464
Goodwill	1,527	1,527
Other assets	10,014	8,370
Total assets	$614,275	$427,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid loss and loss adjustment expense	$198,356	$142,211
Unearned premiums	114,312	86,863
Reinsurance funds withheld and balances payable	309	333
Premiums payable	3,047	3,101
Accrued expenses and other liabilities	37,125	27,089
Surplus notes	12,000	12,000
Total liabilities	365,149	271,597

Commitments and contingencies

Stockholders’ equity:
Series A preferred stock, $0.01 par value; 750,000 shares authorized;
no shares issued and outstanding	–	–
Undesignated preferred stock, $0.01 par value; 10,000,000 shares
authorized; no shares issued and outstanding	–	–
Common stock, $0.01 par value; 75,000,000 shares authorized;
issued and outstanding - 20,553,400 shares at December 31, 2006
and 16,411,143 shares at December 31, 2005	205	164
Paid-in capital	190,593	131,485
Accumulated other comprehensive loss	(197)	(1,267)
Retained earnings	58,525	25,296
Total stockholders’ equity	249,126	155,678
Total liabilities and stockholders’ equity	$614,275	$427,275

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	(dollars in thousands, except income per share amounts)
Revenue: (1)
Premiums earned	$52,015	$49,327	$185,591	$158,850
Claims service income	473	523	2,026	2,322
Other service income	26	34	104	175
Net investment income	4,409	2,605	15,245	7,832
Net realized loss	(21)	(274)	(410)	(226)
Other income	1,238	437	3,371	3,297
	58,140	52,652	205,927	172,250
Losses and expenses:
Loss and loss adjustment expenses	29,485	31,433	107,884	105,783
Underwriting, acquisition and insurance
expenses	12,665	10,773	42,306	33,857
Other expenses	2,729	1,235	7,349	5,867
	44,879	43,441	157,539	145,507
Income before income taxes	13,261	9,211	48,388	26,743
Income tax expense (benefit):
Current	4,854	3,995	18,609	13,203
Deferred	(374)	(1,085)	(3,450)	(4,752)
	4,480	2,910	15,159	8,451
Net income	$8,781	$6,301	$33,229	$18,292

Basic earnings per share	$0.43	$0.38	$1.66	$1.18
Diluted earnings per share	$0.42	$0.38	$1.63	$1.13

Weighted average basic shares outstanding	20,319,525	16,411,143	19,986,244	15,509,547
Weighted average diluted shares outstanding	20,770,028	16,737,774	20,403,089	16,195,855

Net loss ratio (2)	55.8%	62.7%	57.0%	65.1%
Net underwriting expense ratio (3)	24.3%	21.8%	22.7%	21.2%
Net combined ratio (4)	80.1%	84.5%	79.7%	86.3%

(1)	Gross and net premiums written for the periods indicated were as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	(in thousands)

Gross premiums written	$80,365	$64,204	$230,253	$204,742
Net premiums written	76,772	63,023	214,763	185,660

(2)	The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by premiums earned for the period.

(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period less other service income by premiums earned for the period.

(4)	The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.